As filed with the Securities and Exchange Commission on February 24, 2017

Registration No. 333-215518

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Great Elm Capital Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	6719	94-3219054
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

200 Clarendon Street, 51st Floor

Boston, Massachusetts 02116

(617) 375-3006

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Richard S. Chernicoff

Chief Executive Officer

Great Elm Capital Group, Inc.

200 Clarendon Street, 51st Floor

Boston, MA 02116

(617) 375-3006

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Michael J. Mies

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue

Palo Alto, CA 94301

(650) 470-3130

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to a dividend or interest reinvestment plans, check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box  ☒

If this Form is filed to registered additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment filed pursuant to Rule 462(e) under the Securities Act, check the following box and list the Securities act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (3)	Amount of Registration Fee (4)
Common stock, par value $0.001 per share	945.343	$3.60	$3,403,234	$395
Series A Preferred stock purchase rights (2)	945.343	—	—	—

(1)	Includes an indeterminate number of shares per Rule 416.
(2)	Rights attached to the common stock under the Tax Preservation Rights Agreement described herein.
(3)	Estimated solely for purpose of calculating the registration fee per Rule 457(c), based on the average of the high and low price of the registrant’s common stock on January 9, 2017 as reported on the NASDAQ Global Select Market.
(4)	Previously paid.

The registrant hereby amends this Registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

GREAT ELM CAPITAL GROUP, INC.

945,333 SHARES OF COMMON STOCK

This prospectus relates to the resale from time to time of up to 945,333 shares of common stock (which we refer to as the “shares”) of Great Elm Capital Group, Inc. by the selling stockholders identified in this prospectus. We will not receive any proceeds from the sale of the shares. You should read this prospectus and any applicable prospectus supplement before you invest.

The applicable selling stockholder identified in this prospectus will pay any underwriting discounts and commissions and transfer taxes incurred by it in disposing of the shares, as well as the fees and expenses of its counsel. We will pay all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus.

Each of the selling stockholders identified in this prospectus, or its pledgees, donees, assignees, transferees or other successors-in interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

Our common stock is traded on the NASDAQ Global Select Market under the symbol “GEC”. On February 23, 2017, the closing sale price of our common stock on the NASDAQ Global Select Market was $3.75 per share. You are urged to obtain current market quotations for our common stock.

Investing in our common stock involves many risks. See “Risk Factors” on page 2 and any risk factors included in any accompanying prospectus supplement and in the documents incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 24, 2017

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, the selling stockholders may sell shares of our common stock. This prospectus and the documents we incorporate by reference into this prospectus provide you with a general description of the securities under this shelf registration statement. We may provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” on page 12.

You should rely only on the information contained in this prospectus or any free writing prospectus we may authorize to be delivered to you. We have not, and have not authorized anyone else, to provide you with different or additional information. We are not making an offer of securities in any state or other jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus regardless of its time of delivery, and you should not consider any information in this prospectus or in the documents incorporated herein by reference to be investment, legal or tax advice. We encourage you to consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding an investment in our securities. Unless the context otherwise requires, “Great Elm,” “Company,” “we,” “our” and “us” refer to Great Elm Capital Group, Inc. and its subsidiaries. Great Elm was formerly known as Unwired Planet, Inc.

i

SUMMARY

The following summary provides an overview of Great Elm and this offering and may not contain all the information that is important to you. This summary is qualified in its entirety by, and should be read together with, the information contained in other parts of this prospectus and the documents we incorporate by reference. You should read this prospectus and the documents that we incorporate by reference carefully in their entirety before making a decision about whether to invest in our securities.

Great Elm has undergone a significant transformation in the last year. We:

◾	divested our legacy patent business;

◾	changed and are further changing our leadership;

◾	changed our name from Unwired Planet to Great Elm Capital Group; and

◾	began building a diversified holding company.

Our goal is to build a diversified holding company focused on return on investment and long-term value creation. We will seek to accomplish this principally through:

◾	continuous review of acquisition of businesses, securities and assets that have the potential for significant long-term value creation;

◾	effective use of the skills of our team, our financial resources, including our tax profile and our willingness to create bespoke solutions; and

◾	evaluating the retention and disposition of our operations and holdings.

Our first investment for long-term value creation is in the asset management business. In June 2016, we invested $30 million in Great Elm Capital Corp., or GECC. On November 3, 2016, Full Circle Capital Corporation, or Full Circle, a business development company, merged with and into GECC. Following the Full Circle merger, we

◾	will earn management fees and receive expense reimbursement as the external investment manager of GECC;

◾	will be entitled to incentive fees from GECC if GECC meets financial targets; and

◾	own registered Nasdaq-listed shares of GECC that we may hold to generate dividends or sell to redeploy our capital in higher yielding opportunities.

We continue to explore other opportunities in the investment management business including, but not limited to, other business development companies that trade at a discount to their net asset value.

As of December 31, 2016, we had $1.6 billion of net operating loss carryforwards for federal income tax purposes that expire through 2035.

We have a business development effort focused on industries and businesses with attractive long-term value creation prospects where our business, mergers and acquisitions and financial acumen provides a competitive advantage.

On October 18, 2016, we used approximately $31.7 million of our cash resources to redeem our senior secured notes due 2019 that were held by private investment funds managed by MAST Capital.

We are a Delaware corporation, and our corporate headquarters are located at 200 Clarendon Street, 51st Floor, Boston, Massachusetts 02116 and our phone number is (617) 375-3006. Our corporate website address is www.greatelmcap.com. The information contained in, or accessible through, our corporate website does not constitute part of this prospectus. You should read carefully in their entirety the documents we incorporate by reference. See “Documents Incorporated By Reference.”

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described in this prospectus, any prospectus supplement and the documents incorporated by reference herein or therein, including the risks and uncertainties described in our Annual Report on Form 10-K for the fiscal year ended June 30, 2016, which is incorporated by reference in this prospectus, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. The risks and uncertainties described in this prospectus and the documents incorporated by reference herein are not the only risks we face. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business. For more information, see “Where You Can Find More Information.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and certain information incorporated herein by reference, contains forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements often include words such as “may,” “will,” “should,” “believe,” “expect,” “seek,” “anticipate,” “intend,” “estimate,” “plan,” “target,” “project,” “forecast,” “envision” and other similar phrases. Although we believe the assumptions and expectations reflected in these forward-looking statements are reasonable, these assumptions and expectations may not prove to be correct and we may not achieve the financial results or benefits anticipated. These forward-looking statements are not guarantees of actual results. Our actual results may differ materially from those suggested in the forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, some of which are beyond our control, including, without limitation:

◾	our ability to profitably manage GECC;

◾	the dividend rate that GECC will pay;

◾	claims against the $10 million deferred purchase price expected from Optis LLC on June 30, 2018 for our divested patent business;

◾	our ability to create a financial business;

◾	our ability to create a merchant banking business;

◾	our ability to make acquisitions and manage the investments of our merchant banking business;

◾	conditions in the equity capital markets and debt capital markets as well as the economy generally;

◾	our ability to maintain the security of electronic and other confidential information;

◾	serious disruptions and catastrophic events;

◾	competition;

◾	the transformation of our board and executive leadership;

◾	our ability to attract, assimilate and retain key personnel;

◾	compliance with laws, regulations and orders;

◾	changes in laws and regulations;

◾	outcomes of litigation and proceedings and the availability of insurance, indemnification and other third-party coverage of any losses suffered in connection therewith;

◾	the possibility that this offering may cause the price of our common stock to decline and not recover for a substantial period of time or at all; and

◾	other factors described under “Risk Factors” in our SEC filings.

We intend these forward-looking statements to speak only as of the time of this prospectus and do not undertake to update or revise them as more information becomes available. Such statements reflect our views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. You are cautioned not to place undue reliance on these forward-looking statements. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

We are filing the registration statement of which this prospectus is a part to permit our stockholders named in the section entitled “Selling Stockholders” to resell shares of our common stock. We will not receive any proceeds from the sale of shares by the selling stockholders. The selling stockholders will pay any underwriting discounts and commissions and transfer taxes incurred by the selling stockholders in disposing of the shares, as well as the fees and expenses of their counsel. We will pay all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation the SEC registration fee with respect to the shares covered by this prospectus, fees and expenses of our counsel and accountants, and printing expenses.

SELLING STOCKHOLDERS

Background

We are registering an aggregate of 945,333 shares of our common stock held by the selling stockholders named in the table below. On September 13, 2016, we entered into a registration rights agreement with the selling stockholders. On December 23, 2016, we completed a rights offering to our stockholders that resulted in gross proceeds of $41.9 million. Pursuant to the amended and restated backstop agreement, dated as of October 13, 2016, we received $3.1 million in gross proceeds from our sale to the selling stockholders of an aggregate of 945,333 shares of our common stock.

We have filed the backstop agreement and the registration rights agreement as exhibits to documents that we incorporate by reference. You should read those documents for a fuller understanding of the transaction and our obligations.

Material Relationships

Except as described below, during the three years ended on the date of this prospectus there were no material relationships between us and the selling stockholders.

◾	Hugh Steven Wilson is chairman of our board of directors.

◾	Mr. Chernicoff has been a member of our board of directors since April 2014 and became our chief executive officer in July 2016.

◾	Libra Securities is an affiliate of Jess M. Ravich, who was a member of our board of directors until November 2016.

◾	Peter Reed is a partner at MAST Capital Management, LLC (MAST Capital). Private investment funds managed by MAST Capital own in the aggregate approximately 17.6% of our outstanding capital stock and held our Senior Secured Notes which were retired in 2016. Mr. Reed is a member of our board of directors, Chief Investment Officer of our Great Elm Capital Management (GECM) subsidiary and Chief Executive Officer of Great Elm Capital Corp. (GECC) David Reed is Mr. Reed’s father.

◾	Peter Reed, Richard Chernicoff, David Steinberg, John Ehlinger, Adam Kleinman, Adam Yates, Justin Bonner, Daniel Cubel and Clifton Back are employees of GECM.

◾	Christopher Madison is a former partner of MAST Capital. On Novmeber 3, 2016, (1) one of our subsidiaries issued a secured promissory note in an aggregate original principal amount of $10.3 million to MAST Capital and (2) we entered into a cost sharing agreement with MAST Capital.

◾	Mark Kuperschmid is a member in Benmark Investments LLC. Mr. Kupershmid is a member of the board of directors of GECC.

◾	Rodney Kent and Peter Reed are members of the board of directors of International Wire Group Holdings, Inc. (ITWG), Mr. DeKay is chief financial officer of ITWG, Mr. Wilson is chairman of the board of directors of ITWG, and private investment funds managed by MAST Capital are the majority owners of ITWG.

Beneficial Ownership of the Selling Stockholders

The following table presents information concerning the beneficial ownership of the shares of our common stock by the selling stockholders, based upon the 24.1 million shares of our common stock that were outstanding as of February 23, 2016, which includes the 945,333 shares to be sold by the selling stockholders in connection with this offering. The information in the table below with respect to each selling stockholder has been obtained from the applicable selling stockholder. All references to the selling stockholders are several and not joint. Information concerning the selling stockholders may change from time to time. Any changes to the information provided below will be set forth in a prospectus supplement if and when necessary.

Selling Stockholder	Shares Beneficially Owned Before this Offering		Shares Offered	Shares Beneficially Owned After this Offering
Gracie Investing, LLC	516,158		516,158	—
Christopher B. Madison	64,584		64,584	—
John S. Ehlinger	64,584		64,584	—
Peter A. Reed	385,507		64,584	320,923
David J. Steinberg	4,120,497	(1)	64,584	4,055,913	(1)
Rodney D. Kent	51,615		51,615	—
Libra Securities, LLC	38,711		38,711	—
Richard S. Chernicoff	243,400		15,484	227,916
Hugh Steven Wilson	99,994		12,903	87,091
Justin J. Bonner	12,258		12,258	—
Adam M. Kleinman	12,258		12,258	—
Daniel M. Cubell	6,710		6,710	—
Adam W. Yates	6,451		6,451	—
Benmark Investments LLC	6,451		6,451	—
Boris Teklser	423,380		2,580	420,800
David and Susan Reed	2,580		2,580	—
Clifton Back	1,548		1,548	—
Donald F. DeKay	1,290		1,290	—

(1)	Includes 4,055,913 shares that are deemed to be beneficially owned by Mr. Steinberg as the managing member of MAST Capital. Such shares are owned by private investment funds managed by MAST Capital.

DESCRIPTION OF OUR CAPITAL STOCK

General

Our authorized capital stock consists of 350,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share. As of February 23, 2017, there were approximately 23.1 million shares of our common stock outstanding and no shares of our preferred stock outstanding.

The following summary description of our capital stock is based on the provisions of our certificate of incorporation and bylaws and the applicable provisions of the Delaware General Corporation Law. This information is qualified entirely by reference to the applicable provisions of our certificate of incorporation, bylaws and the Delaware General Corporation Law. For information on how to obtain copies of our certificate of incorporation and bylaws, which are exhibits to the registration statement of which this prospectus is a part, see “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference.”

Common Stock

Holders of shares of our common stock are entitled to one vote for each share held of record on all matters to be voted on by our stockholders, including the election of directors. Our certificate of incorporation and bylaws do not provide for cumulative voting rights. Because of this, the holders of a majority of our common stock entitled to vote in any election of directors can elect all of the directors standing for election. Subject to the preferences that may be applicable to any then outstanding preferred stock, the holders of our outstanding shares of common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock. Holders of our common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Preferred Stock

Pursuant to our certificate of incorporation, our board of directors has the authority, without further action by the stockholders (unless such stockholder action is required by applicable law or Nasdaq rules), to designate and issue up to 5,000,000 shares of preferred stock in one or more series, to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred stock and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of that series, but not below the number of shares of such series then outstanding.

We will fix the rights, preferences and privileges of the preferred stock of each such series, as well as any qualifications, limitations or restrictions thereon, in the certificate of designation relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of that series of preferred stock. This description will include:

◾	the title and stated value;

◾	the number of shares we are offering;

◾	the liquidation preference per share;

◾	the purchase price;

◾	the dividend rate, period and payment date and method of calculation for dividends;

◾	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

◾	the procedures for any auction and remarketing, if any;

◾	the provisions for a sinking fund, if any;

◾	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

◾	any listing of the preferred stock on any securities exchange or market;

◾	whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price, or how it will be calculated, and the conversion period;

◾	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price, or how it will be calculated, and the exchange period;

◾	voting rights, if any, of the preferred stock;

◾	preemptive rights, if any;

◾	restrictions on transfer, sale or other assignment, if any;

◾	whether interests in the preferred stock will be represented by depositary shares;

◾	a discussion of any material United States federal income tax considerations applicable to the preferred stock;

◾	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

◾	any limitations on the issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

◾	any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

The Delaware General Corporation Law provides that the holders of preferred stock will have the right to vote separately as a class (or, in some cases, as a series) on an amendment to our certificate of incorporation if the amendment would change the par value, the number of authorized shares of the class or the powers, preferences or special rights of the class or series so as to adversely affect the class or series, as the case may be. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock.

Delaware Anti-Takeover Law and Provisions of our Certificate of Incorporation and Bylaws

Delaware Anti-Takeover Law.

We are subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

◾	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

◾	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

◾	on or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 662/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

◾	any merger or consolidation involving the corporation and the interested stockholder;

◾	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

◾	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; and

◾	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or any entity or person affiliated with or controlling or controlled by the entity or person.

Certificate of Incorporation and Bylaws.

Provisions of our certificate of incorporation and bylaws may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, our certificate of incorporation and bylaws:

◾	permit our board of directors to issue up to 5,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate;

◾	provide that the authorized number of directors may be fixed from time to time by a bylaw or amendment thereof duly adopted by our board of directors;

◾	provide that any vacancies resulting from death, resignation, disqualification, removal, or other causes, as well as newly created directorships, may, except as otherwise required by law and subject to the rights of the holders of any series of preferred stock, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

◾	require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent;

◾	provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also specify requirements as to the form and content of a stockholder’s notice; do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of our common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose); and provide that special meetings of our stockholders may be called only by our board of directors; and

◾	restricts any direct or indirect transfer (such as transfers of our stock that result from the transfer of interests in other entities that own our stock) if the effect would be to (a) increase the direct or indirect ownership of our stock by any Person (as defined below) from less than 4.99% to 4.99% or more; or (b) increase the percentage of our common stock owned directly or indirectly by a Person owning or deemed to own 4.99% or more of our common stock.

◾	“Person” means any individual, firm, corporation or other legal entity, including persons treated as an entity pursuant to Treasury Regulation § 1.382-3(a)(1)(i), and includes any successor (by merger or otherwise) of such entity.

◾	Restricted transfers include sales to Persons whose resulting percentage ownership (direct or indirect) of our common stock would exceed the 4.99% thresholds discussed above or to Persons whose direct or indirect ownership of our common stock would by attribution cause another Person to exceed such threshold. Complicated common stock ownership rules prescribed by the Code (and regulations issued thereunder) will apply in determining whether a Person is a 4.99% stockholder under the transfer restriction in our certificate of incorporation. A transfer from one member of a “public group” (as that term is defined under Section 382) to another member of the same public group does not increase the percentage of our common stock owned directly or indirectly by the public group, and, therefore, such transfers are not restricted.

◾	For purposes of determining the existence and identity of, and the amount of our common stock owned by, any stockholder, we will be entitled to rely on the existence or absence of certain public securities filings as of any date, subject to our actual knowledge of the ownership of our common stock. Our certificate of incorporation includes our right to require a proposed transferee, as a condition to registration of a transfer of our common stock, to provide all information reasonably requested regarding such person’s direct and indirect ownership of our common stock.

Any of these provisions may be amended by a majority of the board of directors.

Tax Benefits Preservation Agreement

Our board of directors (the Board) adopted a tax benefits preservation agreement on January 20, 2015 (the Tax Rights Plan).

Description of Rights Plan

The following description of the Tax Rights Plan is qualified in its entirety by reference to the text of the Tax Rights Plan, which is an exhibit to the registration statement to which this prospectus forms a part. We urge you to read carefully the Tax Rights Plan in its entirety as the discussion below is only a summary.

Tax Rights Dividend.

Pursuant to the terms of the Rights Plan, our board of directors declared a dividend distribution of one Preferred Stock Purchase Right (a Tax Right) for each outstanding share of common stock to stockholders of record as of the close of business on January 29, 2015. In addition, one Tax Right will automatically attach to each share of common stock issued between the January 29, 2015 and the Distribution Date (as hereinafter defined). Each Tax Right entitles the registered holder thereof to purchase from us a unit consisting of one ten-thousandth of a share (a Unit) of Series A Junior Participating Cumulative Preferred Stock, par value $0.001 per share (Series A Preferred Stock), at a cash exercise price of $15.00 per Unit (the Exercise Price), subject to adjustment, under the conditions specified in the Tax Rights Plan.

Tax Rights Distribution Date.

Initially, the Tax Rights are not exercisable and are attached to and trade with all shares of common stock outstanding as of, and issued subsequent to, the January 29, 2015. The Tax Rights will separate from our common stock and will become exercisable upon the earlier of:

◾	the close of business on the tenth calendar day following the first public announcement that a person or group of affiliated or associated persons (an Acquiring Person) has acquired beneficial ownership of 4.99% or more of the outstanding shares of our common stock, other than as a result of repurchases of stock by us or certain inadvertent actions by a stockholder (the date of said announcement being referred to as the Stock Acquisition Date), or

◾	the close of business on the tenth business day (or such later day as our independent directors may determine) following the commencement of a tender offer or exchange offer that could result upon its consummation in a person or group becoming the beneficial owner of 4.99% or more of the outstanding shares of our common stock (the earlier of such dates being herein referred to as the Distribution Date).

Notwithstanding the foregoing, with respect to (a) any person whose name is listed on Schedule A to the Tax Rights Plan, or (b) who beneficially owns (for purposes of the Rights Plan) 4.99% or more of the outstanding shares of common stock as of January 29, 2015 (such person being referred to in the Rights Plan as a Grandfathered Person), the Distribution Date will not occur unless such Grandfathered Person has acquired beneficial ownership of shares of common stock either:

◾	in excess of the percentage listed on Schedule A to the Rights Plan, for any Grandfathered Person whose name is listed on Schedule A to the Rights Plan, or

◾	representing an additional 1/2% of the outstanding shares of our common stock beneficially owned as of the record date, for any other Grandfathered Person not listed on Schedule A to the Rights Plan (the Grandfathered Percentage).

Until the Distribution Date (or earlier redemption, exchange or expiration of the Tax Rights):

◾	the Tax Rights will be evidenced by the common stock certificates and will be transferred with and only with such common stock certificates,

◾	new common stock certificates issued after the January 29, 2015 will contain a notation incorporating the Tax Rights Plan by reference, and

◾	the surrender for transfer of any certificates for common stock will also constitute the transfer of the Tax Rights associated with the common stock represented by such certificate.

As soon as practicable after the Distribution Date, one or more certificates evidencing one Tax Right for each share of common stock of the Company so held, subject to adjustment as provided herein (the Tax Right Certificates) will be mailed to holders of record of common stock as of the close of business on the Distribution Date and, thereafter, the separate Tax Right Certificates alone will represent the Tax Rights. Except as otherwise determined by our independent directors, only shares of common stock issued prior to the Distribution Date will be issued with Tax Rights.

Process for Potential Exemption.

Any person who wishes to effect any acquisition of shares of common stock that would, if consummated, result in such person beneficially owning more than 4.99% of the outstanding shares of common stock (or in the case of a Grandfathered Person, the Grandfathered Percentage), may request that our independent directors grant an exemption with respect to such acquisition under the Rights Plan. Our independent directors may deny such an exemption request if they determine, in their sole discretion, that the acquisition of beneficial ownership of common stock by such person could jeopardize or endanger the availability to us of the NOLs or for whatever other reason they deem reasonable, desirable or appropriate. Any exemption granted may be granted in whole or in part, and may be subject to limitations or conditions (including a requirement that the person agree that it will not acquire beneficial ownership of shares of common stock in excess of the maximum number and percentage of shares approved by our independent directors).

Our board of directors granted the MAST Funds an exemption under the Tax Rights Plan and the corresponding provision of our certificate of incorporation to acquire up to 19.9% of our outstanding shares of common stock.

Subscription and Merger Rights.

In the event that a Stock Acquisition Date occurs, proper provision will be made so that each holder of a Tax Right (other than an Acquiring Person or its associates or affiliates, whose Tax Rights shall become null and void) will thereafter have the right to receive upon exercise, in lieu of a number of Units, that number of shares of our common stock (or, in certain circumstances, including if there are insufficient shares of common stock to permit the exercise in full of the Tax Rights, Units, other securities, cash or property, or any combination of the foregoing) having a market value of two times the Exercise Price (such right being referred to as the Tax Subscription Privilege). If, at any time following the Stock Acquisition Date:

◾	we consolidate with, or merges with and into, any other person, and we are not the continuing or surviving corporation,

◾	any person consolidates with us or merges with and into us and we are the continuing or surviving corporation of such merger and, in connection with such merger, all or part of the shares of our common stock are changed into or exchanged for stock or other securities of any other person or cash or any other property or

◾	50% or more of our assets or earning power is sold, mortgaged or otherwise transferred, each holder of a Tax Right (other than an Acquiring Person or its associates or affiliates, whose Tax Rights shall become null and void) will thereafter have the right to receive, upon exercise, common stock of the acquiring company having a market value equal to two times the Exercise Price of the Right (such right being referred to as the Merger Right).

The holder of a Tax Right will continue to have the Merger Right whether or not such holder has exercised the Tax Subscription Privilege. Tax Rights that are or were beneficially owned by an Acquiring Person may (under certain circumstances specified in the Tax Rights Plan) become null and void.

Until a Tax Right is exercised, the holder will have no rights as a stockholder of our company (beyond those as an existing stockholder), including the right to vote or to receive dividends. While the distribution of the Tax Rights will not be taxable to stockholders or to us, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Tax Rights become exercisable for Units, other securities of ours, other consideration or for common stock of an acquiring company.

Exchange Feature.

At any time after a person becomes an Acquiring Person, our independent directors may, at their option, exchange all or any part of the then outstanding and exercisable Tax Rights for shares of common stock or Units at an exchange ratio specified in the Tax Rights Plan. Notwithstanding the foregoing, our independent directors generally will not be empowered to effect such exchange at any time after any person becomes the beneficial owner of 50% or more of our common stock.

Adjustments.

The Exercise Price payable, and the number of Units or other securities or property issuable, upon exercise of the Tax Rights are subject to adjustment from time to time to prevent dilution

◾	in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A Preferred Stock,

◾	if holders of the Series A Preferred Stock are granted certain rights or warrants to subscribe for Series A Preferred Stock or convertible securities at less than the current market price of the Series A Preferred Stock, or

◾	upon the distribution to holders of the Series A Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

With certain exceptions, no adjustment in the Exercise Price will be required until cumulative adjustments amount to at least 1% of the Exercise Price. We are not obligated to issue fractional Units. If we elect not to issue fractional Units, in lieu thereof an adjustment in cash will be made based on the fair market value of the Series A Preferred Stock on the last trading date prior to the date of exercise.

Redemption.

The Tax Rights may be redeemed in whole, but not in part, at a price of $0.001 per Tax Right (payable in cash, common stock or other consideration deemed appropriate by our independent directors) by our independent directors only until the earlier of (i) the time at which any person becomes an Acquiring Person or (ii) the expiration date of the Tax Rights Plan. Immediately upon the action of our independent directors ordering redemption of the Tax Rights, the Tax Rights will terminate and thereafter the only right of the holders of Tax Rights will be to receive the redemption price.

Amendment.

Our independent directors in their sole discretion at any time prior to the time at which any person becomes an Acquiring Person may amend the Tax Rights Plan. After such time our independent directors may, subject to certain limitations set forth in the Tax Rights Plan, amend the Tax Rights Plan only to cure any ambiguity, defect or inconsistency, to shorten or lengthen any time period, or to make changes that do not adversely affect the interests of Tax Rights holders (excluding the interests of an Acquiring Person or its associates or affiliates).

Expiration Date.

The Tax Rights are not exercisable until the Distribution Date and will expire at the earlier of:

◾	January 29, 2018,

◾	the time when the Tax Rights are redeemed as provided therein;

◾	the time when the Tax Rights are exchanged as provided therein;

◾	the repeal of Section 382 of the Code if our independent directors determine that the Rights Plan is no longer necessary for the preservation of Tax Benefits (as defined in the Rights Plan) or

◾	the beginning of our taxable year to which our board of directors determines that no Tax Benefits may be carried forward, unless previously redeemed or exchanged by us.

Miscellaneous.

The certificate of designations establishing the Series A Preferred Stock and the form of Tax Right Certificate are attached as Exhibits A and B, respectively, to the Tax Rights Plan. The foregoing description of the Tax Rights does not purport to be complete and is qualified in its entirety by reference to the Tax Rights Plan, which is incorporated herein by reference.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare. Our transfer agent and registrar’s address is 330 N. Brand Blvd., Suite 701, Glendale, CA 91203-2149.

PLAN OF DISTRIBUTION

The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term “selling stockholders” includes pledgees, donees, assignees, transferees or other successors-in-interest selling shares received after the date of this prospectus from any of the selling stockholders as a gift, pledge, partnership distribution or other non-sale related transfer. Each selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then-current market price or in negotiated transactions. Each selling stockholder may sell its shares by one or more of, or a combination of, the following methods:

◾	an underwritten offering;

◾	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this

◾	prospectus;

◾	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

◾	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and

◾	resell a portion of the block as principal to facilitate the transaction;

◾	an over-the-counter distribution in accordance with the rules of the NASDAQ Global Select Market;

◾	in privately negotiated transactions;

◾	in options transactions; and

◾	any other method permitted by applicable law.

In addition, any shares that qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), may be sold under Rule 144 rather than pursuant to this prospectus. If the selling stockholder uses one or more underwriters in the sale, such underwriter(s) will acquire the shares of our common stock covered by this prospectus for their own account. The underwriter(s) may resell the shares of our common stock in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution, including the names of any underwriters, the purchase price and the proceeds a selling stockholder will receive from the sale, any underwriting discounts and other items constituting underwriters’ compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers, and any other information we believe to be material.

In connection with distributions of the shares or otherwise, one or more selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with the applicable selling stockholder. A selling stockholder may also sell the common stock short and redeliver the shares to close out such short positions. A selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). A selling stockholder may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In effecting sales, broker-dealers or agents engaged by one or more selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholder in amounts to be negotiated immediately prior to the sale. In offering the shares covered by this prospectus, any broker-dealers who execute sales for the selling stockholder may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. The compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. The specific terms of the lock-up provisions, if any, in respect of any given offering will be described in the applicable prospectus supplement.

In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We advised the selling stockholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), may apply to sales of shares in the market and to the activities of such selling stockholder and its affiliates. In addition, we will make copies of this prospectus available to the selling stockholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act. A selling stockholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered, the method of distribution and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

We agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act.

LEGAL MATTERS

The validity of the shares of our common stock offered by this prospectus have been passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Palo Alto, California.

EXPERTS

The audited financial statements and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below (File No. 001-16703) and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) until the offering of the securities under the registration statement is terminated or completed:

•	Annual Report on Form 10-K for the year ended June 30, 2016;

•	Quarterly Reports on Form 10-Q for the quarters ended September 30, 2016 and December 31, 2016;

•	Current Reports on Form 8-K filed on July 6, July 20, July 26, August 17, September 14, 2016, October 17, 2016, November 3, 2016, November 9, 2016, November 18, 2016 and December 28, 2016; and

•	Proxy Statement for the 2016 annual meeting of stockholders.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We make periodic filings and other filings required to be filed by us as a reporting company under Sections 13 and 15(d) of the Exchange Act. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at www.sec.gov that contains the reports, proxy and information statements, and other information that we file with the SEC. Also visit us at greatelmcap.com. Information contained on our website is not incorporated into this prospectus and you should not consider information contained on our website to be part of this prospectus.

You may obtain copies of this prospectus and the documents incorporated by reference without charge by writing to our investor relations team at 200 Clarendon Street, 51 Floor, Boston, MA 02116.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the expenses payable by Great Elm Capital Group, Inc., a Delaware corporation (the “Registrant), in connection with the offering of securities described in this registration statement. All amounts shown are estimates, except for the SEC registration fee. The Registrant will bear all expenses shown below.

SEC registration fee	$4,815
Nasdaq listing fee	0
Accounting fees and expenses	15,000
Legal fees and expenses	25,000
Other	30,185
Total	$80,000

Item 15.	Indemnification of Directors and Officers.

Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant’s certificate of incorporation provides for this limitation of liability.

Section 145 of the DGCL (“Section 145”), provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner she or he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner she or he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify her or him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against her or him and incurred by her or him in any such capacity, or arising out of her or his status as such, whether or not the corporation would otherwise have the power to indemnify her or him under Section 145.

The Registrant’s bylaws provide that the Registrant must indemnify its directors and officers to the fullest extent permitted by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified.

In addition, the Registrant is party to indemnification agreements with its executive officers and directors pursuant to which the Registrant agreed to indemnify such persons against all expenses and liabilities incurred or paid by such person in connection with any proceeding arising from the fact that such person is or was an officer or director of the Registrant, and to advance expenses as incurred by or on behalf of such person in connection therewith.

The indemnification rights set forth above are not exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the Registrant’s certificate of incorporation, bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

The Registrant maintains policies of insurance that provide coverage (1) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to the Registrant with respect to indemnification payments that the Registrant may make to such directors and officers.

Pursuant to the Backstop Agreement filed as Exhibit 10.1 to this registration statement, the Registrant agreed to indemnify the Investors named therein against civil liabilities that may be incurred in connection with this offering, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

Item 16.	Exhibits.

The exhibit index attached hereto is incorporated herein by reference.

Item 17.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or date of the first sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus forms a part, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is a part of this registration statement will, as to a purchaser with a time of contract sale prior to such effective date, supersede or modify any statement that was made in this registration statement or prospectus that was a part of this registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on February 23, 2017.

GREAT ELM CAPITAL GROUP, INC.

By: /s/ Richard S. Chernicoff

Name: Richard S. Chernicoff

Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-3 and power of attorney have been signed by the following persons in the capacities indicated as of February 23, 2017.

Signature	Title

/s/ Richard S. Chernicoff	Chief Executive Officer and Director
Richard S. Chernicoff	(Principal Executive Officer)

/s/ James D. Wheat*	Chief Financial Officer
James D. Wheat	(Principal Financial Officer and Principal Accounting Officer)

/s/ Peter A. Reed*	Director
Peter A. Reed

/s/ Jeffrey S. Serota*	Director
Jeffrey S. Serota

/s/ Mark A. Snell*	Director
Mark A. Snell

/s/ Hugh Steven Wilson*	Director
Hugh Steven Wilson

*By:	/s/ Richard S. Chernicoff
Richard S. Chernicoff Attorney-in-Fact

EXHIBIT INDEX

Unless otherwise indicated, all references are to filings by Great Elm Capital Group, Inc., a Delaware corporation formerly known as Unwired Planet, Inc. (the Registrant), with the Securities and Exchange Commission under File No. 001-16703.

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Form 8-K filed on November 15, 2013).

3.2	Certificate of Ownership and Merger merging Unwired Planet, Inc. with and into Openwave Systems Inc. (incorporated by reference to Exhibit 3.3 to the Form 10-Q filed on May 10, 2012).

3.3	Certificate of Amendment to the Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Form 8-K filed on January 5, 2016).

3.4	Certificate of Amendment to the Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Form 8-K filed on June 16, 2016).

3.5	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Form 8-K filed on February 6, 2015).

4.1	Form of the Registrant’s common stock certificate (incorporated by reference to Exhibit 4.1 to the Form 10-K filed on September 13, 2016)

4.2	Tax Benefits Preservation Agreement, dated as of January 20, 2015, between the Registrant and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Form 8-A filed on January 21, 2015).

5.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

10.1	Amended and Restated Backstop Agreement, dated as of October 13, 2016, by and among Great Elm Capital Group, Inc., and the investors named therein (incorporated by reference to Exhibit 10.1 to the Form S-1 filed on October 14, 2016 (File No. 333-213620)

10.2	Registration Rights Agreement, dated as of September 13, 2016, by and among Great Elm Capital Group, Inc. and the holders named therein (incorporated by reference to Exhibit 10.2 to the Form 8-K filedon September 13, 2016

23.1*	Consent of Grant Thornton LLP

23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)

24.1**	Power of Attorney

*	Filed herewith
**	Previously filed